Exhibit 21.0

SUBSIDIARIES

Incorporation/Organization	Jurisdiction of
iGATE Mastech, Inc. (f/k/a Mastech Emplifi, Inc.)	Pennsylvania
itiliti, LLC (f/k/a Ex-tra-Net Applications, Inc.)	Pennsylvania
Global Financial Services of Nevada	Nevada
iGATE Capital Management, Inc.	Pennsylvania
RedBrigade Limited	United Kingdom
RPO Worldwide, Inc. (f/k/a RedBrigade, Inc.)	Pennsylvania
iGATE Holding Corporation	Delaware
iGATE Management, Inc.	Pennsylvania
Highgate Venture Partners I, L.P. (f/k/a iGATE Venture Partners I, L.P.)	Delaware
Highgate Ventures I, L.P. (f/k/a iGATE Ventures I, L.P.)	Delaware
Pure Pay Partners, Inc. (f/k/a Mastech Application Services, Inc.)	Pennsylvania
iGATE, Inc. (f/k/a Mastech Systems Corporation)	Pennsylvania
iGATE Global Solutions Ltd. (f/k/a Mascot Systems Limited)	India
Mastech Trademark Systems, Inc.	Delaware
Synerge Holding, Inc.	Delaware
iGATE Clinical Research International Inc.	Pennsylvania
iGATE Clinical Research International PVT Ltd (f/k/a Diagno Search Ltd.)	India
iGATE Infrastructure Management Services Limited (f/k/a IT&T Services Ltd.)	India
Mascot Malaysia Sdn. Bhd.	Malaysia
Mascot Systems GmbH	Germany
Air2Web	Georgia
LoanPro LLC	Delaware
Emplifi Technologies (India) Private Limited	India